Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS 2010 SECOND QUARTER FINANCIAL RESULTS

Clarksville, Indiana—April 23, 2010. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank, F.S.B. (the "Bank"), today reported net income of $700,000, or $0.31 per diluted share, for the quarter ended March 31, 2010 compared to net income of $275,000, or $0.12 per diluted share, for the quarter ended March 31, 2009.

On September 30, 2009, the Bank completed its acquisition of Corydon-based Community First Bank (“CFB”). The acquisition was recorded using the purchase method of accounting and was effective at the close of business on September 30, 2009.

The Company recognized one-time pretax charges of approximately $284,000 in connection with the early termination of a CFB core processing contract and professional fees of $48,000 in connection with the conversion of the Bank’s core operating system during the quarter ended March 31, 2010. Had these nonrecurring expenses not occurred, the Company would have recognized net income of $904,000, or $0.40 per diluted share, for the quarter ended March 31, 2010.

Net interest income after provision for loan losses increased $2.5 million for the quarter ended March 31, 2010 as compared to the same period in 2009. Interest income increased $3.4 million when comparing the two periods due primarily to an increase in the average balance of earning assets of $233.8 million from $215.0 million in 2009 to $448.8 million in 2010. The increase in earning assets primarily relates to the acquisition of CFB. The average tax-equivalent yield on interest-earning assets was 5.88% for 2010 compared to 5.82% for 2009. Interest expense increased $435,000 as the average balance of interest-bearing liabilities increased $241.0 million from $170.7 million in 2009 to $411.7 million in 2010, offset by a decrease in the average cost of those liabilities from 2.52% to 1.47% when comparing the two periods. The provision for loan losses increased $519,000 from $69,000 for the three-month period ended March 31, 2009 to $588,000 for the three-month period ended March 31, 2010. The increase in the provision for loan losses is primarily due to an increase in nonperforming loans during the quarter ended March 31, 2010, including those acquired in the acquisition of CFB.  The increase in nonperforming loans for the quarter ended March 31, 2010 was due primarily to two lending relationships, including one in the amount of $809,000 secured by commercial real estate and another in the amount of $773,000 secured by a principal residence and two fully-completed single-family speculative construction properties.

Noninterest income increased $284,000 for the three months ended March 31, 2010 as compared to the same period in 2009. The increase was primarily due to increases in service charges on deposit accounts of $238,000 (primarily due to fees earned on acquired CFB accounts) and commission income of $38,000.

Noninterest expenses increased $2.2 million for the three months ended March 31, 2010 as compared to the same period in 2009. Compensation and benefits expense increased $1.0 million primarily due to additional personnel resulting from the CFB acquisition. Occupancy and equipment expense and FDIC insurance premiums increased $303,000 and $124,000, respectively, when comparing the two periods, primarily as a result of the CFB acquisition and an industry-wide increase in FDIC insurance premiums.  Data processing expenses increased $330,000, also primarily as a result of the CFB acquisition, including the one-time charge of approximately $284,000 in connection with the early termination of a CFB core processing contract. Professional fees increased $120,000 primarily as the result of professional fees in connection with the conversion of the Bank’s core operating system. Other operating expense increased $281,000 when comparing the two periods, also primarily as a result of the CFB acquisition, including amortization of the acquired core deposit intangible of $73,000.

The Company recognized income tax expense of $221,000 for the three months ended March 31, 2010 for an effective tax rate of 24.0%, compared to $69,000 for the three months ended March 31, 2009 for an effective tax rate of 20.1%.

Results of Operations for the Six Months Ended March 31, 2010 and 2009

For the six months ended March 31, 2010, the Company reported net income of $1.6 million, or $0.69 per diluted share, compared to a net loss of $365,000 for the same period in 2009.

Net interest income after provision for loan losses increased $5.2 million for the six-month period ended March 31, 2010 as compared to the same period in 2009. Interest income increased $6.8 million when comparing the two periods due primarily to an increase in the average balance of earning assets of $232.0 million from $213.9 million in 2009 to $445.9 million in 2010. The increase in earning assets primarily relates to the acquisition of CFB. The average tax-equivalent yield on interest-earning assets was 5.96% for 2010 compared to 5.94% for 2009. Interest expense increased $813,000 as the average balance of interest-bearing liabilities increased $237.0 million from $169.5 million in 2009 to $406.5 million in 2010, offset by a decrease in the average cost of those liabilities from 2.79% to 1.56% when comparing the two periods. The provision for loan losses increased $818,000 from $128,000 for the six-month period ended March 31, 2009 to $946,000 for the six-month period ended March 31, 2010. As discussed above, the increase in the provision for loan losses is primarily due to an increase in nonperforming loans during the quarter ended March 31, 2010, including those acquired in the acquisition of CFB.

Noninterest income increased $727,000 for the six months ended March 31, 2010 as compared to the same period in 2009. The increase was primarily due to increases in service charges on deposit accounts of $502,000, commission income of $66,000 and other income of $107,000 primarily as a result of the CFB acquisition.

Noninterest expenses increased $3.0 million for the six months ended March 31, 2010 as compared to the same period in 2009. Compensation and benefits expense increased $2.2 million primarily due to additional personnel resulting from the CFB acquisition. Occupancy and equipment expense and FDIC insurance premiums increased $621,000 and $266,000, respectively, when comparing the two periods, primarily as a result of the CFB acquisition and an industry-wide increase in FDIC insurance premiums. Data processing expenses increased $426,000, also primarily as a result of the CFB acquisition, including the one-time charge of approximately $284,000 in connection with the early termination of a CFB core processing contract. Professional fees increased $138,000 primarily as the result of professional fees in connection with the conversion of the Bank’s core operating system. Other operating expense increased $508,000, when comparing the two periods, also primarily as a result of the CFB acquisition, including amortization of the acquired core deposit intangible of $147,000. Charitable contributions decreased $1.2 million when comparing the two periods due to the $1.2 million one-time contribution to the First Savings Charitable Foundation during 2009.

The Company recognized income tax expense of $659,000 for the three months ended March 31, 2010 compared to an income tax benefit of $340,000 for the six months ended March 31, 2009. The tax benefit for the period ended March 31, 2009 was primarily due to increased deferred tax assets related to the temporary timing difference generated by the $1.2 million charitable contribution to the First Savings Charitable Foundation.

Comparison of Financial Condition at March 31, 2010 and September 30, 2009

Total assets as of March 31, 2010 were $494.2 million compared to $480.8 million at September 30, 2009. Cash and cash equivalents, investment securities and the cash surrender value of life insurance increased $2.7 million, $10.2 million and $1.3 million, respectively.

Deposits and advances from the FHLBI increased $11.2 million and $3.0 million, respectively, while federal funds purchased decreased by $1.2 million from September 30, 2009 to March 31, 2010.

Stockholders’ equity increased $1.2 million from $52.9 million at September 30, 2009 to $54.1 million at March 31, 2010.  The increase was due primarily to $1.4 million of retained net earnings, an $891,000 increase in accumulated other comprehensive income representing the net unrealized gains on available for sale securities and $223,000 for ESOP shares released during the six-month period, offset by the open market repurchase of $1.3 million of common stock recorded as treasury stock.  During the quarter ended December 31, 2009, the Company declared a special dividend of $0.08 per share, totaling $193,000, which was paid to shareholders of record as of the close of business on January 4, 2010.  At March 31, 2010, the Bank was considered “well-capitalized” under applicable regulatory capital guidelines.

First Savings Bank has fourteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, Floyds Knobs, Georgetown, Corydon, English, Leavenworth, Marengo, Milltown and Salem.  Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net. Community First Bank division customers can continue to access their accounts with Internet access via the CFB website at www.c-f-b.com.
On April 8, 2010, the Bank notified the Office of Thrift Supervision and affected customers of its intent to close its leased branch office in Corydon, Indiana and its branch office in Milltown, Indiana on July 9, 2010.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; the Company’s inability to realize the expected benefits of the acquisition of CFB; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact
Tony A. Schoen, CPA
Chief Financial Officer
812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Six Months Ended		Three Months Ended
	March 31,		March 31,
OPERATING DATA:	2010	2009	2010	2009
(In thousands, except share and per share data)

Total interest income	$13,121	$6,304	$6,526	$3,098
Total interest expense	3,178	2,365	1,511	1,076

Net interest income	9,943	3,939	5,015	2,022
Provision for loan losses	946	128	588	69

Net interest income after provision for loan losses	8,997	3,811	4,427	1,953

Total noninterest income	1,262	535	537	253
Total noninterest expense	8,008	5,051	4,043	1,862

Income (loss) before income taxes	2,251	(705)	921	344
Income tax expense (benefit)	659	(340)	221	69

Net Income (Loss)	$1,592	$(365)	$700	$275

Net Income (Loss) per share, basic	0.69	(0.16)	0.31	0.12
Weighted average common shares outstanding, basic	2,302,606	2,268,387	2,255,803	2,352,247

Net Income (Loss) per share, diluted	0.69	(0.16)	0.31	0.12
Weighted average common shares outstanding, diluted	2,302,606	2,268,387	2,255,803	2,352,247

Performance ratios (annualized):
Return on average assets	0.65%	-0.32%	0.57%	0.48%
Return on average equity	6.00%	-1.43%	5.27%	2.12%
Interest rate spread	4.40%	3.15%	4.41%	3.30%
Net interest margin	4.53%	3.73%	4.53%	3.82%
Efficiency ratio	71.47%	112.90%	72.82%	81.85%

	March 31,	September 30,
FINANCIAL CONDITION DATA:	2010	2009
(Dollars in thousands)

Total assets	$494,233	$480,811
Cash and cash equivalents	13,120	10,404
Investment securities	89,522	79,362
Gross loans	359,011	357,518
Allowance for loan losses	4,288	3,695
Goodwill	5,882	5,882
Core deposit intangible	2,594	2,741
Earning assets	452,903	439,717
Deposits	362,057	350,816
FHLB debt	58,795	55,773
Total liabilities	440,166	427,934
Stockholders' equity	54,067	52,877

Non-performing assets:
Nonaccrual loans	7,041	4,731
Accruing loans past due 90 days	226	542
Foreclosed real estate	881	1,589
Other nonperforming assets	15	64

Asset quality ratios:
Allowance for loan losses as a percent of
total gross loans	1.19%	1.04%
Allowance for loan losses as a percent of
nonperforming loans	59.01%	70.07%
Nonperforming loans as a percent of total loans	2.02%	1.47%
Nonperforming assets as a percent of total assets	1.65%	1.44%